Exhibit 99.1

NEWS RELEASE

Enbridge Line 3 Starts Construction in Minnesota

CALGARY and DULUTH, MN, Nov 30, 2020 /CNW/ – The Line 3 Replacement Project can now start construction in Minnesota after receiving all necessary permits and approvals.

“This is a historic day for the Line 3 project which will strengthen the safety of the system for years to come,” said Vern Yu Enbridge Executive Vice President and President of Liquid Pipelines.  “With all of the permits in hand, we can now start construction.”

“Safety remains our top priority, and we will be implementing an industry leading COVID management plan to protect our workforce and the communities in which we will be working,” added Yu.

The project is poised to provide significant economic benefits for counties, small businesses, Native American communities, and union members – bringing 4,200 family-sustaining, mostly local construction jobs, millions of dollars in local spending and additional tax revenues at a time when Northern Minnesota needs it most.

Enbridge thanks the thousands of Minnesotans, labor groups, communities, counties, Native Americans and elected officials who have been steadfast in their support of this important pipeline replacement project.

The replacement of Line 3 is a safety and maintenance focused private investment in Minnesota’s energy infrastructure. It is the best option for protecting the environment and communities while meeting the region’s energy needs.

Forward Looking Information

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge Inc. (“Enbridge” or the “Company”) and its subsidiaries and affiliates, including management's assessment of Enbridge and its subsidiaries' future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ''anticipate'', ''expect'', ''project'', ''estimate'', ''forecast'', ''plan'', ''intend'', ''target'', ''believe'', "likely" and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements in this news release include statements with respect to the Line 3 Replacement Project and expected regulatory and permitting actions and decisions, capital expenditures, construction schedules and anticipated economic benefits.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company's services. Similarly, the COVID-19 pandemic, exchange rates, inflation and interest rates impact the economies and business environments in which the Company operates and may impact levels of demand for the Company's services and cost of inputs and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty. The most relevant assumptions associated with forward-looking statements on announced projects and projects under construction such as the Line 3 Replacement Project, including estimated completion dates and expected capital expenditures, include the following: the COVID-19 pandemic and the duration and impact thereof; the impact of customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes; the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; and the impact of weather.

Enbridge's forward-looking statements are subject to risks and uncertainties, including, but not limited to those risks and uncertainties discussed in this news release and in the Company's other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and Enbridge's future course of action depends on management's assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company's behalf, are expressly qualified in their entirety by these cautionary statements.

About Enbridge Inc.

Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; and Utilities and Power Operations, which serves approximately 3.7 million retail customers in Ontario and Quebec, and generates approximately 1,750 MW of net renewable power in North America and Europe. The Company's common shares trade on and stock exchanges under the symbol ENB. For more information, visit the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media

Juli Kellner Toll Free: (888) 992-0997

Email: media@enbridge.com

Investment Community

Jonathan Morgan Toll Free: (800) 481-2804

Email: investor.relations@enbridge.com

SOURCE Enbridge Inc.